A3 ALTERNATIVE INCOME FUND

90 Madison Street, Suite 303

Denver, Colorado 80206

May 25, 2021

Letter Regarding N-CSR Item 13(a)(4) Change in Registrant’s Independent Public Accountant

(i) Cohen & Company, Ltd. (“Cohen”) was replaced as the independent registered public accounting firm to A3 Alternative Income Fund, formerly A3 Alternative Credit Fund (the “Registrant”), effective December 18, 2020.

(ii) The decision to change accountants was approved by the Audit Committee.

(iii) The report of Cohen on the financial statements of the Registrant for the fiscal year ended September 30, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

(iv) During the Registrant’s most recent fiscal year ended September 30, 2020, and through December 18, 2020 (1) there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Cohen’s satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their report on the Registrant’s financial statements for such period and (2) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(vi) On December 18, 2020, the Audit Committee of the Board of Trustees and the Board of Trustees of the Registrant approved BBD, LLP (“BBD”) as the Registrant's independent registered public accounting firm for the fiscal year ending September 30, 2021.

(vii) During the Registrant’s most recent fiscal year ended September 30, 2020 and through December 18, 2020, neither the Registrant nor anyone on its behalf consulted BBD on items which: (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements; or (2) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

/s/Anthony R. Bosch

Anthony R. Bosch, President

June 7, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: A3 Alternative Income Fund (formerly A3 Alternative Credit Fund) File no. 811-23447

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSRS of A3 Alternative Income Fund (formerly A3 Alternative Credit Fund), dated May 25, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/COHEN & COMPANY, LTD.